Exhibit 4.3

Execution copy

GREEN TREE AGENCY ADVANCE FUNDING TRUST I,

as Issuer

and

WELLS FARGO BANK, N.A.,

as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary

and

DITECH FINANCIAL LLC,

as Administrator and as Servicer

and

BARCLAYS BANK PLC,

as Administrative Agent

SERIES 2015-T1

INDENTURE SUPPLEMENT

Dated as of October 21, 2015

to

SECOND AMENDED AND RESTATED INDENTURE

Dated as of October 21, 2015

ADVANCE RECEIVABLES BACKED NOTES,

SERIES 2015-T1

Exhibit A – Series 2015-T1 Reserve Account Wiring Instructions

-i-

THIS SERIES 2015-T1 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of October 21, 2015, is made by and among GREEN TREE AGENCY ADVANCE FUNDING TRUST I, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), WELLS FARGO BANK, N.A., a New York banking corporation, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), DITECH FINANCIAL LLC (formerly known as Green Tree Servicing LLC), a Delaware limited liability company (“Ditech”), as Administrator on behalf of the Issuer (the “Administrator”), as Servicer (the “Servicer”) under the Designated Servicing Agreements and BARCLAYS BANK PLC, a public limited company formed under the laws of England and Wales (“Barclays”), as Administrative Agent (as defined below). This Indenture Supplement relates to and is executed pursuant to that certain Second Amended and Restated Indenture (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”) supplemented hereby, dated as of the date hereof, among the Issuer, the Servicer, the Administrator, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary and Barclays, as Administrative Agent, all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”). Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.

PRELIMINARY STATEMENT

The Issuer has duly authorized the issuance of a Series of Notes, the Series 2015-T1 Notes (the “Series 2015-T1 Notes”). The parties are entering into this Indenture Supplement to document the terms of the issuance of the Series 2015-T1 Notes pursuant to the Base Indenture, which provides for the issuance of Notes in multiple series from time to time.

Section 1. Creation of Series 2015-T1 Notes.

There are hereby created, effective as of the Issuance Date, the Series 2015-T1 Notes, to be issued pursuant to the Base Indenture and this Indenture Supplement, to be known as “Green Tree Agency Advance Funding Trust I 2015-T1 Advance Receivables Backed Notes, Series 2015-T1 Notes.” The Series 2015-T1 Notes shall not be subordinated to any other Series of Notes. The Series 2015-T1 Notes are issued in four (4) Classes of Term Notes (Class A-T1, Class B-T1, Class C-T1 and Class D-T1) (the “Series 2015-T1 Term Notes”), with the Initial Note Balances, Stated Maturity Dates, Revolving Period, Note Interest Rates, Expected Repayment Date and other terms as specified in this Indenture Supplement, to be known as the Advance Receivables Backed Notes, Series 2015-T1. The Series 2015-T1 Notes shall be secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Noteholders of the Series 2015-T1 Notes and all other Series of Notes issued under the Indenture as described therein. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 2. Defined Terms.

With respect to the Series 2015-T1 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:

“90+ Day Delinquent Loan” has the meaning assigned to such term in the defined term “Market Value.”

“Administrative Agent” means, for so long as the Series 2015-T1 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, each of Barclays or any Affiliate or successor of the foregoing; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, Barclays and such other parties as set forth in any other Indenture Supplement, or any respective Affiliate or any respective successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.

“Advance Rates” means, on any date of determination with respect to each Receivable related to any Class of Series 2015-T1 Notes, the percentage amount based on the Advance Type of such Receivable, as set forth in the tables below, subject to amendment by mutual agreement of the Administrative Agent and the Administrator, and with consultation with the Note Rating Agency:

Freddie Mac Advances:

Class A-T1
Advance Type
Delinquency Advances	96.50%
Non-Judicial Escrow Advances	67.00%
Judicial Escrow Advances	59.50%
Non-Judicial Corporate Advances	67.00%
Judicial Corporate Advances	59.50%

Class B-T1
Advance Type
Delinquency Advances	97.00%
Non-Judicial Escrow Advances	80.50%
Judicial Escrow Advances	72.25%
Non-Judicial Corporate Advances	80.50%
Judicial Corporate Advances	72.25%

Class C-T1
Advance Type
Delinquency Advances	97.50%
Non-Judicial Escrow Advances	82.75%
Judicial Escrow Advances	75.25%
Non-Judicial Corporate Advances	82.75%
Judicial Corporate Advances	75.25%

Class D-T1
Advance Type
Delinquency Advances	97.75%
Non-Judicial Escrow Advances	88.75%
Judicial Escrow Advances	85.75%
Non-Judicial Corporate Advances	88.75%
Judicial Corporate Advances	85.75%

Fannie Mae Advances:

Class A-T1
Advance Type
Delinquency Advances	96.50%
Non-Judicial Escrow Advances	69.25%
Judicial Escrow Advances	61.75%
Non-Judicial Corporate Advances	69.25%
Judicial Corporate Advances	61.75%
Delinquent MBS Mortgage Repurchase Advances	82.00%

Class B-T1
Advance Type
Delinquency Advances	97.00%
Non-Judicial Escrow Advances	83.00%
Judicial Escrow Advances	74.75%
Non-Judicial Corporate Advances	83.00%
Judicial Corporate Advances	74.75%
Delinquent MBS Mortgage Repurchase Advances	97.00%

Class C-T1
Advance Type
Delinquency Advances	97.50%
Non-Judicial Escrow Advances	85.25%
Judicial Escrow Advances	77.50%
Non-Judicial Corporate Advances	85.25%
Judicial Corporate Advances	77.50%
Delinquent MBS Mortgage Repurchase Advances	97.50%

Class D-T1
Advance Type
Delinquency Advances	97.75%
Non-Judicial Escrow Advances	91.00%
Judicial Escrow Advances	88.25%
Non-Judicial Corporate Advances	91.00%
Judicial Corporate Advances	88.25%
Delinquent MBS Mortgage Repurchase Advances	97.75%

provided, that the Advance Rate for any Receivable related to any Class of Notes shall be zero if such Receivable is not a Facility Eligible Receivable; and

provided, further, that in no event shall the Weighted Average Advance Rate for any Class of Notes of the Series 2015-T1 Notes exceed 95%.

“Advance Ratio” means, as of any date of determination with respect to any Designated Pool, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the related PSA Stressed Nonrecoverable Advance Amount on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all non-delinquent Mortgage Loans in such Designated Pool, serviced pursuant to the related Designated Servicing Agreement.

“Applicable Rating” means the rating assigned to each Class of the Series 2015-T1 Notes by the Note Rating Agency, upon the issuance of such Class as set forth below:

(i) Class A-T1: AAA(sf);

(ii) Class B-T1: AA(sf);

(iii) Class C-T1: A(sf); and

(iv) Class D-T1: BBB(sf).

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Class A-T1 Term Notes” or “Class A-T1 Notes” means, the Term Notes, Class A-T1, issued hereunder by the Issuer, having an Initial Note Balance of $265,500,000, or any Term Notes issued in replacement thereof pursuant to Section 7 of this Indenture Supplement.

“Class B-T1 Term Notes” or “Class B-T1 Notes” means, the Term Notes, Class B-T1, issued hereunder by the Issuer, having an Initial Note Balance of $48,420,000, or any Term Notes issued in replacement thereof pursuant to Section 7 of this Indenture Supplement.

“Class C-T1 Term Notes” or “Class C-T1 Notes” means, the Term Notes, Class C-T1, issued hereunder by the Issuer, having an Initial Note Balance of $10,440,000, or any Term Notes issued in replacement thereof pursuant to Section 7 of this Indenture Supplement.

“Class D-T1 Term Notes” or “Class D-T1 Notes” means, the Term Notes, Class D-T1, issued hereunder by the Issuer, having an Initial Note Balance of $35,640,000, or any Term Notes issued in replacement thereof pursuant to Section 7 of this Indenture Supplement.

“Corporate Trust Office” means with respect to the Series 2015-T1 Notes, the principal corporate trust offices of the Indenture Trustee at which at any particular time its corporate trust business with respect to the Issuer shall be administered, which offices at the Closing Date are located at (i) for Note transfer purposes, Wells Fargo Center, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention: Client Manager, Green Tree Agency Advance Funding Trust I, Series 2015-T1, and (ii) for all other purposes, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Client Manager, Green Tree Agency Advance Funding Trust I, Series 2015-T1, as well as CTSAdvanceTrustFacility@wellsfargo.com.

“Cumulative Interest Shortfall Amount Rate” means, with respect to each Class of Series 2015-T1 Notes, 3.00% per annum.

“Default Supplemental Fee” means for each Class of Series 2015-T1 Notes and each Payment Date during the Full Amortization Period, a fee equal to the product of:

(i) the Default Supplemental Fee Rate multiplied by

(ii) a fraction, the numerator of which equals 30 (or, if the Full Amortization Period commenced subsequent to the prior Payment Date, from and including the date of the commencement of the Full Amortization Period to but excluding the current Payment Date) and the denominator of which equals 360, multiplied by

(iii) the related Note Balance of such Class of Notes at the close of business on the prior Payment Date of such Class of 2015-T1 Notes.

“Default Supplemental Fee Rate” means, with respect to each Class of Series 2015-T1 Notes, 3.00% per annum.

“ERD Supplemental Fee” means, for each Class of the Series 2015-T1 Notes and each Payment Date from and after the Expected Repayment Date, if the Notes of such Class have not been refinanced on or before the Expected Repayment Date and only for such periods as the Notes of such Class are Outstanding and for so long as the Notes of such Class have a Note Balance greater than $0, a fee equal to the product of (i) the ERD Supplemental Fee Rate multiplied by (ii) a fraction, the numerator of which equals 30 (or, if the Expected Repayment Date has occurred subsequent to the prior Payment Date, the number of days elapsed from and including such Expected Repayment Date to but excluding the current Payment Date) and the denominator of which equals 360 multiplied by (iii) the Note Balance of such Class of Series 2015-T1 Notes as of the close of business on the preceding Payment Date.

“ERD Supplemental Fee Rate” means, with respect to each Class of Series 2015-T1 Notes, 1.00% per annum.

“Expected Repayment Date” for the Series 2015-T1 Notes means October 17, 2016.

“Expense Rate” means, as of any date of determination, with respect to the Series 2015-T1 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (1) the product of the Series Allocation Percentage for such Series multiplied by the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) the product of the Series Allocation Percentage for such Series multiplied by any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Noteholders of the Series 2015-T1 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (3) the aggregate amount of related Series Fees payable by the Issuer on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2015-T1 Notes at the close of business on such date.

“Initial Note Balance” means, for any Class of Notes, the Note Balance of such Class upon issuance, as set forth below:

(i) Class A-T1: $265,500,000;

(ii) Class B-T1: $48,420,000;

(iii) Class C-T1: $10,440,000; and

(vi) Class D-T1: $35,640,000.

“Initial Payment Date” means November 16, 2015.

“Interest Accrual Period” means, for the Series 2015-T1 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date with respect to any Class, the Issuance Date) and ending on the day immediately preceding the current Payment Date. The Interest Payment Amount for the Series 2015-T1 Notes on any Payment Date shall be determined based on based on the Interest Day Count Convention.

“Interest Day Count Convention” means 30 days divided by 360 other than with respect to the Initial Payment Date, which is 24 days divided by 360.

“Interim Payment Date” means, subject to the notice provisions of Section 4.3 of the Base Indenture, with respect to the Series 2015-T1 Notes, up to four dates each calendar month; provided that the Issuer provides the Noteholders of the Series 2015-T1 Notes and the Indenture Trustee at least two (2) Business Days prior notice, or if any such date is not a Business Day, the next succeeding Business Day to the extent any such day occurs during the Revolving Period, and any other date otherwise agreed to between the Issuer and the Noteholders of the Series 2015-T1 Notes. For the avoidance of doubt, no Interim Payment Date shall occur during the Full Amortization Period.

“Issuance Date” means October 21, 2015.

“Low Threshold Designated Pool” means a Designated Pool (i) with respect to which the underlying Mortgage Loans have an unpaid principal balance less than $10,000,000, or (ii) that relates to less than fifty (50) Mortgage Loans, in each case as of the end of the most recently concluded calendar month.

“Market Value” means, as of any date of determination with respect to a Mortgaged Property, the value of such property (determined by the Servicer in accordance with the Freddie Mac Guide or the Fannie Mae Guide, as applicable) or the appraised value of the Mortgaged Property obtained in connection with its origination, if no updated valuation has been required under the Freddie Mac Guide or the Fannie Mae Guide, as applicable; provided, that such value shall equal zero for a mortgage loan that was 90 or more days Delinquent (a “90+ Day Delinquent Loan”) and the related valuation is more than 210 days old.

“Market Value Ratio” means, as of any date of determination with respect to a Designated Pool, the ratio (expressed as a percentage) of (i) the aggregate Receivable Balances of all Facility Eligible Receivables related to such Designated Pool on such date over (ii) the aggregate Market Value of the Mortgaged Properties and REO Properties for the Mortgage Loans in such Designated Pool on such date.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months, obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such calendar month (which shall include, for purposes of this definition, amounts deemed received on account of Credited Advance Funding, if any, during such calendar month, but only if no Delinquency Advances were deemed reimbursed by Credited Advance Funding amounts for the preceding calendar month) by (ii) the sum, on an aggregate basis, for each Freddie Mac Pool or Fannie Mae Pool, of the highest Receivable Balance of the related Receivables during such calendar month relating to Advances funded by the Servicer in respect of such Freddie Mac Pool or Fannie Mae Pool.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period (which shall include, for purposes of this definition, amounts deemed received on account of Credited Advance Funding, if any, during such Monthly Advance Collection Period, but only if no Delinquency Advances were deemed reimbursed by Credited Advance Funding amounts for the preceding Monthly Advance Period) and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Note Interest Rate” means, for any Class of Notes, the per annum rate set forth below:

(i) Class A-T1, 2.3019%;

(ii) Class B-T1, 3.1916%;

(iii) Class C-T1, 3.4382%; and

(iv) Class D-T1, 3.9305%.

“Note Rating Agency” means, for the Series 2015-T1 Notes, S&P.

“PSA Stressed Nonrecoverable Advance Amount” means, as of any date of determination and with respect to any Designated Pool, the sum of:

(i) for all Mortgage Loans of such Designated Pool that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(ii) for all Mortgage Loans of such Designated Pool that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iii) for all Mortgage Loans of such Designated Pool that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iv) for all REO Properties of such Designated Pool, the greater of (A) zero and (B) the excess of (1) Total Advances related to such REO Properties on such date over (2) (x) in the case of REO Properties previously secured by a first lien Mortgage Loan, the product of 50% and the sum of all of the Market Values for such REO Properties or (y) in the case of REO Properties previously secured by a second or more junior lien Mortgage Loan, zero.

“Redemption Percentage” means, for the Series 2015-T1 Notes, 10%.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, which is a part of McGraw Hill Financial, Inc.

“Series 2015-T1 Note Balance” means the aggregate Note Balance of the Series 2015-T1 Notes.

“Series 2015-T1 Note Purchase Agreement” means that certain Note Purchase Agreement, dated on or about October 20, 2015, by and among the Issuer, the Administrator, and Barclays Capital Inc., as Initial Purchaser.

“Series Reserve Required Amount” means, as of any Payment Date, an amount equal to on any Payment Date or any Interim Payment Date four months’ interest calculated at the applicable Note Interest Rate on the Note Balance of each Class of Series 2015-T1 Notes as of such Payment Date or Interim Payment Date, as the case may be.

“Specified Call Premium Amount” means, as of any date of determination in respect of any Class of Series 2015-T1 Notes, the greater of (i) $0 and (ii):

(a)	the quotient of:

(1)	the product of:

(x)	the Note Interest Rate for such Class

multiplied by

(y) the outstanding Note Balance of all Outstanding Notes of such Class being redeemed divided by

(2)	360

multiplied by

(b) the positive excess, if any, of 180 over the number of days from and including the date such Class was issued through and including the date on which such Class is redeemed.

“Stated Maturity Date” means, for each Class of the Series 2015-T1 Notes, October 15, 2046.

“Stressed Time” means, as of any date of determination for any Class of Series 2015-T1 Notes, the percentage equivalent of a fraction, the numerator of which is one (1), and the denominator of which equals the related Stressed Time Percentage for such Class times the Monthly Reimbursement Rate on such date.

“Stressed Time Percentage” means for Class A-T1: 8.25%, Class B-T1: 12.75%, Class C-T1: 14.45% and Class D-T1: 26.54%.

“Target Amortization Amount” means, (i) for each Class of the Series 2015-T1 Notes, one-twelfth (1/12) of the Note Balance of such Class of Notes at the close of business on the last day of its Revolving Period, payable on the first twelve (12) Payment Dates following the commencement of the Target Amortization Period.

“Target Amortization Event” for any Class of the Series 2015-T1 Notes, means the earliest to occur of:

(A) the related Expected Repayment Date for such Class (the Target Amortization Period with respect to which, notwithstanding the provisions of Section 4.12 of the Base Indenture to the contrary, shall commence automatically on the date specified in the definition of “Expected Repayment Date” in this Indenture Supplement);

(B) the occurrence of any of the following conditions or events, which is not waived by the Series Required Noteholders of the Series 2015-T1 Notes:

(i) on any Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two preceding Payment Dates is less than five times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of all Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of Outstanding Notes during the related Monthly Advance Collection Period;

(ii) the occurrence of one or more Servicer Termination Events, since the Closing Date, with respect to Designated Pools representing 15% or more (by Mortgage Loan balance as of the date of termination) of all Designated Pools (including those that have been the subject of a previous Servicer Termination Event) as of any date of determination;

(iii) the Monthly Reimbursement Rate on any date of determination is less than 5.00%;

(iv) any failure by the Administrator to deliver any Determination Date Administrator Report pursuant to Section 3.2 of the Base Indenture which continues unremedied for a period of five (5) Business Days after a Responsible Officer of the Administrator shall have obtained actual knowledge of such failure, or shall have received written or electronic notice from the Indenture Trustee or any Noteholder of such failure; or

(v) following a Payment Date on which a draw is made on the Series 2015-T1 Reserve Account, the amount on deposit in such Series 2015-T1 Reserve Account is not increased to an amount equal to the related Series Reserve Required Amount on or prior to the next Payment Date; or

(C) the occurrence of any of the following conditions or events (subject to the last paragraph of this clause (C)):

(i) the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator shall breach, or default in, in any material respect the due observance or performance of any of its covenants or agreements in this Indenture Supplement, the Base Indenture, or any other Transaction Document (subject to any cure period provided therein) and such default (x) would have an Adverse Effect on any Noteholders of any Series 2015-T1 Notes, and (y) other than an obligation of the Receivables Seller to make an Indemnity Payment following a breach of a representation or warranty with respect to such Receivable pursuant to Section 4(b) of the Receivables Sale Agreement or any payment default described in Section 8.1(a) of the Base Indenture, continues for a period of thirty (30) days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (b) the date on which written or electronic notice of such failure, requiring the same to be remedied, shall have been given from the Indenture Trustee or any Noteholder to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator; provided, that a breach of Section 6(a) of the Receivables Sale Agreement, or Section 7(a) of the Receivables Pooling Agreement (prohibiting the Receivables Seller, the Servicer or the Depositor, as applicable, from causing or permitting Insolvency Proceedings with respect to the Depositor or the Issuer, as applicable) shall constitute an automatic Target Amortization Event; or

(ii) any representation or warranty of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator made in this Indenture Supplement, the Base Indenture, or any other Transaction Document (other than under Section 4(b) of the Receivables Sale Agreement) proves to have been breached in any material respect as of the time when the same shall have been made or deemed made and such default (x) would have an Adverse Effect on any Noteholders of any Series 2015-T1 Notes, and (y) continues for a period of thirty (30) days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (b) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable;

provided, however, that the occurrence of any event or condition described in clause (C)(i) or (ii) above shall only be deemed to constitute the occurrence of a Target Amortization Event upon the satisfaction of any of the following conditions: (1) written notice of such event or condition is provided at any time by the Administrative Agent to the Indenture Trustee; (2) written notice of such event or condition is provided at any time by the Administrator (or any affiliate of the Administrator) to the Indenture Trustee; or (3) written notice of such event or condition is provided by any of the Indenture Trustee or any Noteholder of the Series 2015-T1 Notes (other than the Administrator and the Administrative Agent) to the Indenture Trustee, and the Indenture Trustee promptly—and in any event within two (2) Business Days of receipt of such notice pursuant to this clause (3)—provides written notice of the same to the Administrator, the Administrative Agent, each Note Rating Agency and each Noteholder of the Series 2015-T1 Notes, and any of the following additional conditions are satisfied: (a) the Administrator confirms by written notice to the Indenture Trustee that such event or condition constitutes the occurrence of a Target Amortization Event within ten (10) Business Days of receipt of notice from the Indenture Trustee; or (b) the Administrator does not contest or otherwise dispute by written notice to the Indenture Trustee that such event or condition constitutes the occurrence of a Target Amortization Event within ten (10) Business Days of receipt of notice from the Indenture Trustee. If the Administrator contests or otherwise disputes by written notice to the Indenture Trustee that such event or condition constitutes the occurrence of a Target Amortization Event within ten (10) Business Days of receipt of notice from the Indenture Trustee, such event or condition will constitute the occurrence of a Target Amortization Event upon an affirmative vote of Noteholders of the Series 2015-T1 Notes representing at least the Series Required Noteholders of the Series 2015-T1 Notes. The failure of any Noteholder to vote shall be considered a vote against such event or condition constituting the occurrence of a Target Amortization Event. The Indenture Trustee shall conduct the vote over a period of at least thirty (30) days. For the avoidance of doubt, the Indenture Trustee is not responsible for making the determination of whether a Target Amortization Event as contemplated by clause (C)(i) and (ii) above and subject to this paragraph has occurred. Furthermore, the Indenture Trustee is not responsible or liable for any votes that are not cast in accordance with the terms of notices sent to Noteholders. Votes may be sent to a specific email address (CTSAdvanceTrustFacility@wellsfargo.com) and notices relating to any vote may be provided electronically. For the avoidance of doubt, the Target Amortization Period shall commence automatically once an event or condition described in clause (C)(i) or (ii) above has been deemed to constitute the occurrence of a Target Amortization Event in accordance with the terms of this paragraph, notwithstanding the provisions of Section 4.12 of the Base Indenture to the contrary, without further notice or action on the part of any party.

“Total Advances” means, with respect to any Mortgage Loan or REO Property on any date of determination, the sum of all outstanding amounts of all outstanding Advances related to Facility Eligible Receivables funded by the Servicer out of its own funds or with respect to such Mortgage Loan or REO Property on such date.

“Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement and the Series 2015-T1 Note Purchase Agreement, each as amended, supplemented, restated or otherwise modified from time to time.

“Trigger Advance Rate” means, for any Class of the Series 2015-T1 Notes, as of any date, the rate equal to the greater of (x) zero and (y) (1) 100% minus (2) the product of (a) one-twelfth (1/12) of the weighted average interest rates for all Classes of the Series 2015-T1 Notes as of such date, plus the related Expense Rate as of such date, multiplied by (b) the related Stressed Time for such Class as of such date.

There are no Derivative Accounts, Derivative Collateral Accounts, Other Advance Rate Reduction Events, Other Advance Rate Reduction Event Cure Periods or Supplemental Credit Enhancement Agreements in respect of the Series 2015-T1 Notes.

Section 3. Forms of Series 2015-T1 Notes.

The form of the Rule 144A Global Note and of the Regulation S Global Note that may be used to evidence the Series 2015-T1 Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibits A-1 and A-3, respectively. For the avoidance of doubt, and subject to the terms and provisions of Section 5.4 of the Base Indenture, the Series 2015-T1 Notes are to be issued as Book-Entry Notes.

Proposed transferees of the Series 2015-T1 Notes will be required make (or in the case of Book Entry Notes, will be deemed to make) certain certifications for purposes of ERISA as provided in Section 4.02 of the Base Indenture.

Any Noteholder of the Series 2015-T1 Notes may only resell, pledge or transfer its beneficial interest in the Series 2015-T1 Notes to a person (a) that the transferor reasonably believes is, and who has certified (or, in the case of Book-Entry Notes, is deemed to have certified) that it is a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer and to whom notice is given that the resale, pledge or transfer is made in reliance on Rule 144A or (b) that is not a U.S. person (as defined in Regulation S) outside the United States in an “offshore transaction” in reliance on the safe harbor provided by Regulation S.

No Class of the Series 2015-T1 Notes shall be Specified Notes as defined under the Base Indenture. The Series 2015-T1 Notes do not include any Retained Notes.

Section 4. Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2015-T1 Notes, the Collateral Value shall be zero for any Receivable that:

(i) is attributable to any Designated Pool to the extent that the related Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Pool, would cause the related Advance Ratio to be equal to or greater than 100%;

(ii) is not a Facility Eligible Receivable;

(iii) is attributable to any Designated Pool to the extent that the related Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Pool, would cause the related Market Value Ratio to exceed 25%;

(iv) is attributable to a Low Threshold Designated Pool;

(v) is an Escrow Advance Receivable or Corporate Advance Receivable for which an initial claim for reimbursement has been filed with Fannie Mae or Freddie Mac, as applicable, and for which related reimbursement proceeds have not been received by the Servicer from either Fannie Mae or Freddie Mac, as the case may be, for more than 180 days following the final date under the Fannie Mae Guide or the Freddie Mac Guide, as applicable, on which a claim can be made therefor; or

(vi) is a Facility Eligible Receivable (or a portion thereof) to the extent that the Administrative Agent has determined in its sole discretion that a change has occurred in the Freddie Mac Guide or the Fannie Mae Guide since the date hereof that materially and adversely affects the collectability thereof.

Section 5. Series Reserve Account.

In accordance with the terms and provisions of this Section 5 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a Series Reserve Account with respect to the Series 2015-T1 Notes (the “Series 2015-T1 Reserve Account”), which shall be an Eligible Account, for the benefit of the Series 2015-T1 Noteholders. The Series Reserve Account with respect to the Series 2015-T1 Notes is listed on Schedule 1 attached hereto.

Section 6. Payments; Note Balance Increases; Early Maturity; Additional Funding Condition.

(a) Except as otherwise expressly set forth herein the Paying Agent shall make payments on the Series 2015-T1 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture.

(b) Any payments of Interest Amounts, Cumulative Interest Shortfall Amounts, Fees, Default Supplemental Fees, Cumulative Default Supplemental Fee Shortfall Amounts, ERD Supplemental Fees or Cumulative ERD Supplemental Fee Shortfall Amounts allocated to the Series 2015-T1 Notes shall be paid first to the Class A-T1 Notes, thereafter to the Class B-T1 Notes, thereafter to the Class C-T1 Notes and thereafter to the Class D-T1 Notes. The Paying Agent shall make payments of principal on the Series 2015-T1 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture during any Target Amortization Period.

(c) Any payments of principal allocated to the Series 2015-T1 Notes during the Full Amortization Period shall be applied in the following order of priority, first, to the Class A-T1 Notes, until their Note Balance has been reduced to zero, second, to the Class B-T1 Notes until their Note Balance has been reduced to zero, third, to the Class C-T1 Notes, until their Note Balance has been reduced to zero and fourth, to the Class D-T1 Notes.

(d) The Series 2015-T1 Notes are subject to optional redemption in accordance with the terms of Section 13.1 of the Base Indenture and redemption in accordance with Section 7 hereof.

(e) For the avoidance of doubt, the failure to pay any Target Amortization Amount when due, as described in the definition thereof, shall constitute an Event of Default.

Section 7. Optional Redemption

(a) The Series 2015-T1 Notes are subject to optional redemption by the Issuer, in whole or in part (so long as, in the case of any partial redemption, each Class of Series 2015-T1 Notes is redeemed on a pro-rata basis based on their related Note Balances and each redemption is allocated ratably among the Noteholders of each such Class), on any Payment Date upon three (3) Business Days’ prior notice to the Noteholders of the Series 2015-T1 Notes. If the Issuer redeems any of the Series 2015-T1 Notes at any time during the Revolving Period prior to the Payment Date occurring in April 2016 pursuant to this subsection 7(a) (as opposed to pursuant to an optional redemption otherwise permitted pursuant to

Section 13.1(d) of the Base Indenture), the Issuer shall pay to the Noteholders of each such Class, in addition to its related Redemption Amount, as calculated by the Administrator, an amount equal to the Specified Call Premium Amount as calculated by the Administrator. In addition, if the Issuer redeems any of the Class C-T1 Term Notes or Class D-T1 Notes at any time during the Revolving Period and on and after the Payment Date occurring in April 2016, the Issuer shall pay to the Noteholders of the Class C-T1 Term Notes or the Class D-T1 Notes that are being redeemed, in addition to its related Redemption Amount, an amount equal to 1% of the Note Balances of the Class C-T1 Term Notes or the Class D-T1 Term Notes so redeemed, as applicable, as calculated by the Administrator.

(b) In addition, the Issuer may exercise optional redemption of the Series 2015-T1 Notes, in whole or in part (so long as, in the case of any partial redemption, each Class of Series 2015-T1 Notes is redeemed on a pro-rata basis based on their related Note Balances and each redemption is allocated ratably among the Noteholders of each Class of Series 2015-T1 Notes), on any Payment Date on which the aggregate Note Balance of the Series 2015-T1 Notes is less than the Redemption Percentage of the aggregate Initial Note Balance thereof. No Specified Call Premium Amount and no other call premium is payable in connection with any optional redemption of the Series 2015-T1 Notes on any Payment Date on which the aggregate Note Balance of the Series 2015-T1 Notes is less than the Redemption Percentage of the aggregate Initial Note Balance thereof or in connection with any optional redemption otherwise permitted pursuant to Section 13.1 of the Base Indenture, including as described below.

(c) The Series 2015-T1 Notes are also subject to optional redemption by the Issuer pursuant to Section 13.1 of the Base Indenture, in whole or in part (so long as, in the case of any partial redemption, each Series 2015-T1 Notes is redeemed on a pro-rata basis based on their related Note Balances and each redemption is allocated ratably among the Noteholders of each Class of Series 2015-T1 Notes) with respect to such group of Classes, using the proceeds of (i) a Permitted Refinancing, (ii) the issuance and sale of one or more new Series or Classes of Notes issued pursuant to the Base Indenture and (iii) using funds received in respect of a draw on any Class or Series of Variable Funding Notes, on any Business Day after the date on which the related Revolving Period ends or on any Business Day within three (3) Business Days prior to the end of such Revolving Period upon three (3) Business Days’ prior notice to the Noteholders. In anticipation of a redemption of any Class or group of Classes of the Series 2015-T1 Notes at the end of their Revolving Period, the Issuer may issue a new Series or one or more Classes of Notes within the 90 day period prior to the end of such Revolving Period and reserve the cash proceeds of the issuance for the sole purpose of paying the principal balance and all accrued and unpaid interest on the Series 2015-T1 Notes to be redeemed, on the last day of their Revolving Period. Any supplement to this Indenture Supplement executed to effect an optional redemption may be entered into without consent of the Noteholders of any of the Notes pursuant to Section 12(a)(iv) of the Base Indenture. Any Notes issued in replacement for the Series 2015-T1 Notes will have the same rights and privileges as the Class of Series 2015-T1 Note that was refinanced with the related proceeds thereof; provided, such replacement Notes may have different Expected Repayment Dates and Stated Maturity Dates.

Section 8. Series Reports.

(a) Series Calculation Agent Report. The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture to the extent received from the Servicer, with respect to the Series 2015-T1 Notes:

(i) the Advance Ratio for each Designated Pool, and whether the Advance Ratio for such Designated Pool exceeds 100%;

(ii) the Market Value Ratio for each Designated Pool, and whether the Market Value Ratio for such Designated Pool exceeds 25%;

(iii) a list of each Target Amortization Event for the Series 2015-T1 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date;

(iv) whether any Receivable, or any portion of the Receivables, attributable to a Designated Pool, has a Collateral Value of zero by virtue of the definition of “Collateral Value” or Section 4 of this Indenture Supplement;

(v) a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three), and the arithmetic average of the three;

(vi) the Monthly Reimbursement Rate for the upcoming Payment Date or Interim Payment Date;

(vii) whether any Target Amortization Amount that has become due and payable has been paid;

(viii) the PSA Stressed Nonrecoverable Advance Amount for the upcoming Payment Date or Interim Payment Date; and

(ix) the Trigger Advance Rate for each Class.

In addition to the information provided in the above Calculation Agent Report, to the extent the following information is specifically provided to the Calculation Agent by the Servicer, the Calculation Agent shall promptly, upon written request to the Calculation Agent, provide in the Calculation Agent Report such other financial or non-financial information, documents, records or reports with respect to the Receivables or the condition or operations, financial or otherwise, of the Servicer. For the avoidance of doubt, the Calculation Agent shall not be responsible for reporting any written requests for reimbursement of Fannie Mae Advances submitted to Fannie Mae by the Servicer, the Administrative Agent or any other Person.

(b) Series Payment Date Report. In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.

(c) Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify the occurrence of any of the events described in clause (B) or clause (C) of the definition of “Target Amortization Event”.

Section 9. Conditions Precedent Satisfied.

The Issuer hereby represents and warrants to the Noteholders of the Series 2015-T1 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture to the issuance of the Series 2015-T1 Notes have been satisfied or waived in accordance with the terms thereof.

Section 10. Representations and Warranties.

(a) The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.

(b) Each of the Issuer and Ditech hereby represents and warrants, as of the Effective Date and as of the date of each Grant of Receivables to the Indenture Trustee pursuant to the Base Indenture, that all information provided by any of the Issuer, Ditech or the Depositor to the Note Rating Agency, taken together, is true and correct in all material respects.

(c) In addition, each of the Administrator and the Servicer hereby make the following representations and warranties for the benefit of the Indenture Trustee, as of the Effective Date and as of the date of each Grant of Receivables to the Indenture Trustee pursuant to the Base Indenture.

(i) Ditech does not believe, nor does it have any reasonable cause to believe, that it cannot perform each and every covenant contained in the Indenture or any other Transaction Document.

(ii) None of Ditech, the Depositor or the Issuer is in default (or, with respect to Ditech, subject to termination as servicer) under any material agreement, contract, instrument or indenture to which such Person is a party or by which it or its properties is or are bound (including without limitation, each Designated Servicing Agreement), or with respect to any order of any court, administrative agency, arbitrator or governmental body which should reasonably be expected to have a material adverse effect on the transactions contemplated hereunder, and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any court, administrative agency, arbitrator or governmental body.

Section 11. Amendments.

(a) Except as contemplated by Section 12.2 of the Base Indenture, this Indenture Supplement may be amended by the Series Required Noteholders.

(b) In addition, but subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Noteholders of any Notes but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer, and the Administrative Agent, and with prior notice to the Note Rating Agency, at any time and from time to time, upon delivery of an Issuer Tax Opinion, unless such Issuer Tax Opinion is waived by the Administrator, the Servicer and the Administrative Agent on behalf of the Noteholders, and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment could not have a material Adverse Effect on any Outstanding Notes and is not reasonably expected to have a material Adverse Effect at any time in the future, unless such Officer’s Certificate is waived by the Administrator, the Servicer and the Administrative Agent on behalf of the Noteholders, may amend this Indenture Supplement for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or in any other Transaction Document; (ii) to correct, modify or supplement any provision herein that may be defective or may be inconsistent with any provision in the final Private Placement Memorandum dated October 19, 2015, (iii) to take any action determined by the Administrator to be reasonably necessary to maintain the rating currently assigned by the Note Rating Agency and/or to avoid such Class of Notes being placed on negative watch by the Note Rating Agency; or (iv) to amend any other provision of this Indenture Supplement.

Section 12. Counterparts.

This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 13. Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 14. Limited Recourse.

Notwithstanding any other terms of this Indenture Supplement, the Series 2015-T1 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2015-T1 Notes, this Indenture Supplement and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Noteholders of Series 2015-T1 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2015-T1 Notes or this Indenture Supplement or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2015-T1 Notes or this Indenture Supplement. It is understood that the foregoing provisions of this Section 14 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2015-T1 Notes or secured by this Indenture Supplement. It is further understood that the foregoing provisions of this Section 14 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2015-T1 Notes or this Indenture Supplement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

Section 15. Notices.

Any communication provided for or permitted hereunder or otherwise pursuant to the Base Indenture to the Administrative Agent shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if delivered by courier or mailed by first class mail, postage prepaid or overnight courier or if transmitted by facsimile or by email and confirmed in a writing delivered or mailed as aforesaid, to Barclays Bank PLC, 745 Seventh Avenue, New York, NY, 10019, Attention: Joseph O’Doherty, email: joseph.o’doherty@barclays.com, facsimile: 212-520-0763 ; or such other address or facsimile number as may hereafter be furnished by such Person to the parties hereto in writing. The parties hereto agree that, with respect to any communication delivered under any Transaction Document to the Receivables Seller, the Administrator, the Depositor, the Issuer, any Administrative Agent (as defined under clause (ii) of the definition thereof) or any Holder of a Series 2015-T2 Note, a copy of such communication shall be delivered to the Administrative Agent as well.

Section 16. Owner Trustee Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or the other Transaction Documents.

IN WITNESS WHEREOF, the undersigned have caused this Indenture Supplement to be duly executed by their respective signatories thereunto all as of the day and year first above written.

GREEN TREE AGENCY ADVANCE FUNDING TRUST I, as Issuer By: Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee			WELLS FARGO BANK, N.A., as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity

By:	/s/ Dorri Costello		By:	/s/ Mark DeFabio

	Name:	Dorri Costello		Name:	Mark DeFabio

	Title:	Vice President		Title:	Vice President

DITECH FINANCIAL LLC, as Administrator and as Servicer			BARCLAYS BANK PLC, as Administrative Agent

By:	/s/ Cheryl A. Collins		By:	/s/ Trevor D. Moffitt

	Name:	Cheryl A. Collins		Name:	Trevor D. Moffitt

	Title:	Senior Vice President and Treasurer		Title:	Director

[Signature Page to Indenture Supplement – Green Tree Agency Advance Funding Trust I, Series 2015-T1 Notes]

SCHEDULE 1

SERIES 2015-T1 RESERVE ACCOUNT

If to the Series 2015-T1 Reserve Account:

Account:	Series 2015-T1 Reserve Account
Account Number:	397 077 1416
Account Title:	Corporate Trust Clearing
For Further Credit To:	48382809